SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
         (b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)

                               (Amendment No. --)*


                               InnerWorkings, Inc.
                             ----------------------
                                (Name of Issuer)


                    Common Stock, $.0001 par value per share
                  --------------------------------------------
                         (Title of Class of Securities)


                                    45773Y105
                           -------------------------
                                 (CUSIP Number)


                                December 31, 2006
                              --------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)
               [ ]    Rule 13d-1(c)
               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 2 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        New Enterprise Associates 11, Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]
                                                                      (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH           -------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 3 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NEA Partners 11, Limited Partnership

------- ------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a)  [ ]
                                                                    (b)  [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
                           -----------------------------------------------------
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH                   0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
--------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 4 of 29
--------------------------------------------------------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NEA 11 GP, LLC

------- ------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a) [ ]
                                                                   (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                               0

        NUMBER OF         ------------------------------------------------------
         SHARES           6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY               8,127,067
          EACH            ------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                 0

                          ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               8,127,067

------------------------- ----- ------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


------- ------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 5 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Michael James Barrett
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [ ]
                                                                 (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
         SHARES           ------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY
          EACH                  8,127,067
       REPORTING           -----------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH:
                                0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

--------------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 6 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter J. Barris

------- ------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a) [ ]
                                                                   (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
       NUMBER of             --------------------------------------------------
         SHARES          6    SHARED VOTING POWER
       BENEFICIALLY
        OWNED BY              8,127,067
          EACH                --------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:               0
                              --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              8,127,067
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067
------- ------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 7 of 29
--------------------------------------------------------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Forest Baskett

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) [ ]
                                                                  (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067
------- ------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 8 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ryan D. Drant

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067

------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 9 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Krishna Kolluri

------- ------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a) [ ]
                                                                   (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
--------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 10 of 29
--------------------------------------------------------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        C. Richard Kramlich

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [ ]
                                                                    (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 8 of 29
--------------------------------------------------------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles M. Linehan

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [ ]
                                                                 (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 12 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter T. Morris
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 13 of 29
--------------------------------------------------------------------------------




------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles W. Newhall III

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]


------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067

------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 14 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mark W. Perry
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 15 of 29
--------------------------------------------------------------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Scott D. Sandell

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 16 of 29
--------------------------------------------------------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Eugene A. Trainor III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER of          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                8,127,067
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,127,067
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,127,067

------- ------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.5%

------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 17 of 29
--------------------------------------------------------------------------------



Item 1(a).    NAME OF ISSUER: InnerWorkings, Inc

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              60 West Chicago Avenue, Suite 850, Chicago, IL 60610

Item 2(a). NAMES OF PERSONS FILING: This statement is being filed by New Enterprise Associates 11, Limited Partnership ("NEA 11"), NEA Partners 11, Limited Partnership ("NEA Partners 11"), which is the general partner of NEA 11, NEA 11 GP, LLC ("NEA 11 GP"), which is the general partner of NEA Partners 11, and Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Krishna Kolluri ("Kolluri"), C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor"), (collectively, the "Managers"). The Managers are the individual managers of NEA 11 GP. NEA 11 GP, NEA Partners 11, NEA 11 and the Managers are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              The address of the principal business office of NEA
              11, NEA Partners 11, NEA 11 GP, Barrett, Drant, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

Item 2(c). CITIZENSHIP: NEA 11 and NEA Partners 11 are limited partnerships organized under the laws of the State of Delaware. NEA 11 GP is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.0001 par value ("Common Stock").

Item 2(e).    CUSIP NUMBER: 45773Y105.

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON IS A:

              Not applicable.

Item 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: NEA 11 is the record owner of 8,127,067 shares of Common Stock (the "Record Shares") as of December 31, 2006. As the sole general partner of NEA 11, NEA Partners 11 may be deemed to own beneficially the Record Shares. As the general partner of NEA Partners 11, NEA 11 GP likewise may be deemed to own beneficially the Record Shares. As the individual Managers of NEA GP 11, each of the Managers also may be deemed to own beneficially the Record Shares.

              (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 44,014,319 shares of Common Stock reported to be

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CUSIP No. 45773Y105                      13G                     Page 18 of 29
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                    outstanding by the Issuer in Form 10-Q as filed with the
                    Securities and Exchange Commission on November 14, 2006 for the period ending September 30, 2006.

              (c)   Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                    (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                    (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                    (iv) shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

Item 6.       WNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

Item 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

Item 10.      CERTIFICATION.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

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CUSIP No. 45773Y105                      13G                     Page 19 of 29
--------------------------------------------------------------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 11, 2007


NEW ENTERPRISE ASSOCIATES 11,
LIMITED PARTNERSHIP

By:      NEA PARTNERS 11, LIMITED PARTNERSHIP
         General Partner

         By:      NEA GP 11, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

         By:      NEA GP 11, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA GP 11, LLC


By:         *
   --------------------------------------------------
    Eugene A. Trainor III
    Manager


         *
--------------------------------------------------------------
Michael James Barrett


         *
--------------------------------------------------------------
Peter J. Barris

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 20 of 29
--------------------------------------------------------------------------------



         *
--------------------------------------------------------------
Forest Baskett


         *
--------------------------------------------------------------
Ryan D. Drant


         *
--------------------------------------------------------------
C. Richard Kramlich


         *
--------------------------------------------------------------
Krishna Kolluri


         *
--------------------------------------------------------------
Charles M. Linehan


         *
--------------------------------------------------------------
Peter T. Morris


         *
--------------------------------------------------------------
Charles W. Newhall III


         *
--------------------------------------------------------------
Mark W. Perry


         *
--------------------------------------------------------------
Scott D. Sandell


         *
-----------------------------------------------------
Eugene A. Trainor III




                                   *By: /s/ Louis S. Citron
                                        ----------------------------------------
                                        Louis S. Citron
                                        As attorney-in-fact


This Schedule 13G was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 21 of 29
--------------------------------------------------------------------------------

                                                                       EXHIBIT 1


                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of InnerWorkings, Inc

         EXECUTED this 11 day of February, 2007.

NEW ENTERPRISE ASSOCIATES 11,
LIMITED PARTNERSHIP

By:      NEA PARTNERS 11, LIMITED PARTNERSHIP
         General Partner

         By:      NEA GP 11, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

         By:      NEA GP 11, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA GP 11, LLC


By:         *
   --------------------------------------------------
    Eugene A. Trainor III
    Manager


         *
--------------------------------------------------------------
Michael James Barrett


         *
--------------------------------------------------------------
Peter J. Barris

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 22 of 29
--------------------------------------------------------------------------------




         *
--------------------------------------------------------------
Forest Baskett


         *
--------------------------------------------------------------
Ryan D. Drant


         *
--------------------------------------------------------------
C. Richard Kramlich


         *
--------------------------------------------------------------
Krishna Kolluri


         *
--------------------------------------------------------------
Charles M. Linehan


         *
--------------------------------------------------------------
Peter T. Morris


         *
--------------------------------------------------------------
Charles W. Newhall III


         *
--------------------------------------------------------------
Mark W. Perry


         *
--------------------------------------------------------------
Scott D. Sandell


         *
-----------------------------------------------------
Eugene A. Trainor III


                            *By: /s/ Louis S. Citron
                                 ----------------------------------------
                                 Louis S. Citron
                                 As attorney-in-fact


This Agreement was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 23 of 29
--------------------------------------------------------------------------------



                                                                       EXHIBIT 2


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.


                  /s/ Stewart Alsop II
                  -----------------------------------------------------
                  Stewart Alsop II


                  /s/ Peter J. Barris
                  -----------------------------------------------------
                  Peter J. Barris


                  /s/ Nancy L. Dorman
                  -----------------------------------------------------
                  Nancy L. Dorman


                  /s/ Ronald Kase
                  -----------------------------------------------------
                  Ronald Kase


                  /s/ C. Richard Kramlich
                  -----------------------------------------------------
                  C. Richard Kramlich


                  /s/ Arthur J. Marks
                  -----------------------------------------------------
                  Arthur J. Marks


                  /s/ Thomas C. McConnell
                  -----------------------------------------------------
                  Thomas C. McConnell


                  /s/ Peter T. Morris
                  -----------------------------------------------------
                  Peter T. Morris

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CUSIP No. 45773Y105                      13G                     Page 24 of 29
--------------------------------------------------------------------------------



                  /s/ John M. Nehra
                  -----------------------------------------------------
                  John M. Nehra


                  /s/ Charles W. Newhall III
                  -----------------------------------------------------
                  Charles W. Newhall III


                  /s/ Mark W. Perry
                  -----------------------------------------------------
                  Mark W. Perry


                  /s/ Scott D. Sandell
                  -----------------------------------------------------
                  Scott D. Sandell

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 25 of 29
--------------------------------------------------------------------------------



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.


                             /s/ Michael James Barrett
                             ---------------------------------------------------
                             Michael James Barrett

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 26 of 29
--------------------------------------------------------------------------------


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.


                           /s/ Eugene A. Trainor III
                           -----------------------------------------------------
                           Eugene A. Trainor III

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Charles W. Newhall III and Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2005.


                    /s/ Forest Baskett
                    -----------------------------------------------------
                    Forest Baskett


                    /s/ Ryan Drant
                    -----------------------------------------------------
                    Ryan D. Drant


                    /s/ Charles M. Linehan
                    -----------------------------------------------------
                    Charles M. Linehan

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 28 of 29
--------------------------------------------------------------------------------


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Charles W. Newhall III and Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 20th day of December, 2006.


                     -----------------------------------------------------
                     Forest Baskett


                     -----------------------------------------------------
                     M. James Barrett


                     -----------------------------------------------------
                     Peter J. Barris


                     -----------------------------------------------------
                     Ryan Drant


                     -----------------------------------------------------
                     Paul Hsiao


                     -----------------------------------------------------
                     Vladimir Jacimovic


                     -----------------------------------------------------
                     Patrick J. Kerins

--------------------------------------------------------------------------------
CUSIP No. 45773Y105                      13G                     Page 29 of 29
--------------------------------------------------------------------------------


                     -----------------------------------------------------
                     Suzanne King


                     /s/ Krishna Kolluri
                     -----------------------------------------------------
                     Krishna Kolluri


                     -----------------------------------------------------
                     C. Richard Kramlich


                     -----------------------------------------------------
                     Charles M. Linehan


                     -----------------------------------------------------
                     Peter T. Morris


                     -----------------------------------------------------
                     John M. Nehra


                     -----------------------------------------------------
                     Charles W. Newhall III


                     -----------------------------------------------------
                     Mark W. Perry


                     -----------------------------------------------------
                     Michael Raab


                     -----------------------------------------------------
                     Scott D. Sandell


                     -----------------------------------------------------
                     Eugene A. Trainor III


                     -----------------------------------------------------
                     Sigrid Van Bladel